EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2015 RESULTS

ARIZONA, February 17, 2016—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers approximately 200 graduate and undergraduate degree programs and certificates across eight colleges both online and on ground at our 200+ acre campus in Phoenix, Arizona, today announced financial results for the quarter and year ended December 31, 2015.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

For the three months ended December 31, 2015:

•	Net revenue increased 13.7% to $216.0 million for the fourth quarter of 2015, compared to $190.0 million for the fourth quarter of 2014.

•	End-of-period enrollment increased 9.9% to 74,506 at December 31, 2015, from 67,806 at December 31, 2014, as ground enrollment increased 19.2% to 15,195 at December 31, 2015, from 12,746 at December 31, 2014 and online enrollment increased 7.7% to 59,311 at December 31, 2015, from 55,060 at December 31, 2014.

•	Operating income for the fourth quarter of 2015 was $63.1 million, an increase of 17.9% as compared to $53.5 million for the same period in 2014. The operating margin for the fourth quarter of 2015 was 29.2%, compared to 28.2% for the same period in 2014.

•	Adjusted EBITDA increased 20.1% to $77.0 million for the fourth quarter of 2015, compared to $64.1 million for the same period in 2014.

•	The tax rate in the fourth quarter of 2015 was 38.6% compared to 38.1% in the fourth quarter of 2014. The variance in the effective tax rate is attributable to non-recurring unfavorable items in the fourth quarter of 2015.

•	Net income increased 15.2% to $38.1 million for the fourth quarter of 2015, compared to $33.1 million for the same period in 2014.

•	Diluted net income per share was $0.81 for the fourth quarter of 2015, compared to $0.70 for the same period in 2014.

For the year ended December 31, 2015:

•	Net revenue increased 12.6% to $778.2 million for the year ended December 31, 2015, compared to $691.1 million for the same period in 2014.

•	Operating income for the year ended December 31, 2015 was $210.4 million, an increase of 16.3% as compared to $180.8 million for the same period in 2014. The operating margin for the year ended December 31, 2015 was 27.0%, compared to 26.2% for the same period in 2014.

•	Adjusted EBITDA increased 15.5% to $263.1 million for the year ended December 31, 2015, compared to $227.8 million for the same period in 2014.

•	The tax rate in the year ended December 31, 2015 was 37.1% compared to 38.0% for the same period in 2014. The tax rate for 2015 is lower than the prior year due to state tax apportionment and rate changes. The tax rate for both periods is less than the annual effective tax rates due to the contributions made in lieu of state income taxes in the third quarter of both years.

•	Net income increased 17.9% to $131.4 million for the year ended December 31, 2015, compared to $111.5 million for the same period in 2014.

•	Diluted net income per share was $2.78 for the year ended December 31, 2015, compared to $2.37 for the same period in 2014.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the years ended December 31, 2015 and 2014 primarily through cash provided by operating activities. Our unrestricted cash, cash equivalents and investments were $106.4 million and $166.0 million at December 31, 2015 and 2014, respectively. Our restricted cash, cash equivalents and investments at December 31, 2015 and December 31, 2014 were $75.4 million and $67.8 million, respectively.

The University generated $173.9 million in cash from operating activities for the year ended December 31, 2015 compared to $167.0 million for the year ended December 31, 2014. The increase in cash provided by operations in 2015 and 2014 resulted from our net income plus non-cash charges for provision for bad debts, depreciation and amortization, partially offset by the timing of income tax and employee related payments.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

Net cash used in investing activities was $200.9 million and $161.0 million for the years ended December 31, 2015 and 2014, respectively. Our cash used in investing activities is primarily related to the purchase of short-term investments and property and equipment, partially offset by proceeds from the sale or maturity of short-term investments. Proceeds from investment, net of purchases of short-term investments, was $17.4 million and $7.6 million during the year ended December 31, 2015 and 2014, respectively. Capital expenditures were $204.7 million and $168.7 million for the years ended December 31, 2015 and 2014, respectively. In 2015, in order to accommodate the continued growth of our traditional ground population, we completed four additional dormitories, a classroom building for our College of Science, Technology and Engineering, and a third parking structure prior to the 2015/2016 school year and have recently started construction on three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2015 is $10.0 million we spent to revitalize what was formerly known as the Maryvale Golf Course under a partnership agreement with the City of Phoenix. The golf course is now known as Grand Canyon University Championship golf course. Also, in late 2015, we commenced construction on an off-site office building and parking garage that is in close proximity to our ground traditional campus. Employees that work in two leased office buildings in the Phoenix area will be consolidated into this new building when it’s expected to be completed in late 2016. Although the University is funding the construction of the building and parking garage, the University is marketing these, along with a recently refurbished office building in the same development, as part of a sale-leaseback transaction. . In 2014, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional classroom building and parking garage, additional residence halls that accommodate another 1,600 students and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount.

Net cash used in financing activities was $15.2 million for the year ended December 31, 2015 whereas net cash provided by financing activities was $3.4 million for the year ended December 31, 2014. During 2015, $11.3 million was used to purchase treasury stock in accordance with the University’s share repurchase program and $4.3 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $6.8 million, partially offset by proceeds from the exercise of stock options of $3.5 million and excess tax benefits from share-based compensation of $3.6 million. During 2014, proceeds from the exercise of stock options of $7.8 million and excess tax benefits from share-based compensation of $7.6 million were partially offset by $3.7 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and $1.6 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaling $6.7 million.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

2016 Outlook by Quarter

Q1 2016:	Net revenue of $224.0 million; Target Operating Margin 30.0%; Diluted EPS of $0.88 using 46.9 million diluted shares; student counts of 75,500
Q2 2016:	Net revenue of $189.0 million; Target Operating Margin 22.0%; Diluted EPS of $0.54 using 47.0 million diluted shares; student counts of 67,200
Q3 2016:	Net revenue of $205.0 million; Target Operating Margin 23.5%; Diluted EPS of $0.63 using 47.2 million diluted shares; student counts of 81,250
Q4 2016:	Net revenue of $240.0 million; Target Operating Margin 31.0%; Diluted EPS of $0.96 using 47.5 million diluted shares; student counts of 80,900
Full Year 2016:	Net revenue of $858.0 million; Target Operating Margin 27.0%; Diluted EPS of $3.01 using 47.2 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations, lawsuits, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with strategic initiatives, including the potential conversion of our university operations to non-profit status, the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2015 results and 2016 outlook during a conference call scheduled for today, February 17, 2016 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 17883391 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 17883391. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers approximately 200 graduate and undergraduate degree programs and certificates across eight colleges both online and on ground at our 200+ acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 74,500 students were enrolled as of December 31, 2015. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
(In thousands, except per share data)
Net revenue	$215,954	$189,973	$778,200	$691,055
Costs and expenses:
Instructional costs and services	92,427	78,552	329,651	288,791
Admissions advisory and related, including $169 and $601 for the three months ended December 31, 2015 and 2014, respectively, and $1,575 and $2,974 for the year ended December 31, 2015 and 2014, respectively, to related parties	29,361	28,774	112,572	108,567
Advertising	18,419	16,854	76,229	65,808
Marketing and promotional	1,978	1,810	7,287	7,439
General and administrative	10,634	10,447	42,100	39,635

Total costs and expenses	152,819	136,437	567,839	510,240

Operating income	63,135	53,536	210,361	180,815
Interest expense	(414)	(346)	(1,248)	(1,801)
Interest and other income	(691)	307	(106)	684

Income before income taxes	62,030	53,497	209,007	179,698
Income tax expense	23,916	20,404	77,596	68,232

Net income	$38,114	$33,093	$131,411	$111,466

Earnings per share:
Basic income per share	$0.83	$0.72	$2.86	$2.45

Diluted income per share	$0.81	$0.70	$2.78	$2.37

Basic weighted average shares outstanding	46,035	45,652	45,975	45,538

Diluted weighted average shares outstanding	47,337	47,097	47,281	47,006

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, exit or lease termination costs or the gain (loss) recognized on the settlement of a third party note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited, in thousands)
Net income	$38,114	$33,093	$131,411	$111,466
Plus: interest expense net of interest income	147	39	395	1,117
Plus: income tax expense	23,916	20,404	77,596	68,232
Plus: depreciation and amortization	10,241	7,981	35,379	29,177

EBITDA	72,418	61,517	244,781	209,992

Plus: royalty to former owner	74	74	296	296
Plus: prepaid royalty impairment and other fixed asset impairments	657	—	2,755	3,441
Plus: contributions in lieu of state income taxes	—	—	2,750	2,750
Plus: estimated litigation and regulatory reserves	21	—	328	870
Plus: lease termination costs	—	—	—	518
Plus: loss from note receivable	958	—	958	—
Plus: share-based compensation	2,834	2,533	11,257	9,945

Adjusted EBITDA	$76,962	$64,097	$263,125	$227,812

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$23,036	$65,238
Restricted cash, cash equivalents and investments	75,384	67,840
Investments	83,364	100,784
Accounts receivable, net	8,298	7,605
Income taxes receivable	3,952	1
Deferred income taxes	6,448	6,149
Other current assets	20,863	19,428

Total current assets	221,345	267,045
Property and equipment, net	667,483	478,170
Prepaid royalties	3,355	3,650
Goodwill	2,941	2,941
Other assets	3,306	3,907

Total assets	$898,430	$755,713

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$34,149	$22,715
Accrued compensation and benefits	17,895	23,995
Accrued liabilities	13,846	13,533
Income taxes payable	29	4,906
Student deposits	76,742	69,584
Deferred revenue	37,876	36,868
Due to related parties	675	403
Current portion of capital lease obligations	697	91
Current portion of notes payable	6,625	6,616

Total current liabilities	188,534	178,711
Capital lease obligations, less current portion	788	406
Other noncurrent liabilities	4,302	4,513
Deferred income taxes, noncurrent	21,303	15,974
Notes payable, less current portion	73,252	79,877

Total liabilities	288,179	279,481

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 50,288 and 49,746 shares issued and 46,877 and 46,744 shares outstanding at December 31, 2015 and 2014, respectively	503	497
Treasury stock, at cost, 3,411 and 3,002 shares of common stock at December 31, 2015 and 2014, respectively	(69,332)	(53,770)
Additional paid-in capital	177,167	158,549
Accumulated other comprehensive loss	(489)	(35)
Retained earnings	502,402	370,991

Total stockholders’ equity	610,251	476,232

Total liabilities and stockholders’ equity	$898,430	$755,713

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(In thousands)	2015	2014
Cash flows provided by operating activities:
Net income	$131,411	$111,466
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	11,257	9,945
Excess tax benefits from share-based compensation	(3,636)	(7,637)
Provision for bad debts	16,620	15,045
Depreciation and amortization	35,675	29,473
Loss on note receivable	958	—
Loss on asset disposal and fixed asset impairments	2,755	2,475
Deferred income taxes	4,576	2,651
Prepaid royalty impairment	—	966
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	(7,544)	(3,472)
Accounts receivable	(17,313)	(15,433)
Prepaid expenses and other	(2,351)	81
Due to/from related parties	272	(51)
Accounts payable	5,002	(2,448)
Accrued liabilities	(5,772)	2,991
Income taxes receivable/payable	(4,965)	16,378
Deferred rent	(1,211)	(2,298)
Deferred revenue	1,008	4,052
Student deposits	7,158	2,812

Net cash provided by operating activities	173,900	166,996

Cash flows used in investing activities:
Capital expenditures	(204,718)	(168,646)
Purchases of land, building and golf course improvements related to off-site development	(13,583)	—
Purchases of investments	(48,122)	(114,919)
Proceeds from sale or maturity of investments	65,542	122,555

Net cash used in investing activities	(200,881)	(161,010)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(6,784)	(6,696)
Repurchase of common shares including shares withheld in lieu of income taxes	(15,562)	(5,338)
Net proceeds from exercise of stock options	3,489	7,825
Excess tax benefits from share-based compensation	3,636	7,637

Net cash (used in) provided by financing activities	(15,221)	3,428

Net (decrease) increase in cash and cash equivalents	(42,202)	9,414
Cash and cash equivalents, beginning of year	65,238	55,824

Cash and cash equivalents, end of year	$23,036	$65,238

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,244	$1,793
Cash paid during the year for income taxes	$75,587	$48,835
Cash received for income tax refunds	$4	$385
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$13,277	$5,845
Purchases of equipment through capital lease obligations	$1,156	$—
Shortfall tax expense from share-based compensation	$26	$16
Tax benefit of Spirit warrant intangible	$253	$260

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2015 Results

The following is a summary of our student enrollment at December 31, 2015 and 2014 by degree type and by instructional delivery method:

	2015(1)		2014(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	29,237	39.2%	26,319	38.8%
Undergraduate degree	45,269	60.8%	41,487	61.2%

Total	74,506	100.0%	67,806	100.0%

	2015(1)		2014(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	59,311	79.6%	55,060	81.2%
Ground(4)	15,195	20.4%	12,746	18.8%

Total	74,506	100.0%	67,806	100.0%

(1)	Enrollment at December 31, 2015 and 2014 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at December 31, 2015 and 2014 are students pursuing non-degree certificates of 679 and 585, respectively.
(2)	Includes 6,302 and 5,570 students pursuing doctoral degrees at December 31, 2015 and 2014, respectively.
(3)	As of December 31, 2015 and 2014, 47.8% and 46.0%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students and our professional studies students.